SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2006

XM SATELLITE RADIO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27441	54-1878819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1500 Eckington Place, N.E. Washington, DC	20002
(Address of principal executive offices)	(Zip Code)

(202) 380-4000

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 24, 2006, we completed the incentivized conversion of approximately (i) $42.6 million aggregate principal amount at maturity of our 10% Senior Secured Discount Convertible Notes due 2009 and (ii) 50,000 shares of our 8.25% Series C Convertible Redeemable Preferred Stock by issuing approximately 23.5 million shares of Class A common stock. This closes the previously announced incentivized conversion agreements with American Honda Motor Co., Inc., a former holder of our 10% notes and Series C preferred stock, and George Haywood, formerly a member of our board of directors and a former holder of our 10% notes.

We expect the tender offer for our remaining 10% notes and our previously announced agreement with the remaining holder of our Series C preferred stock to close on November 10, 2006, based in the case of the tender offer on a pricing period ending November 8, 2006, at which time we would also file a prospectus relating to the resale of certain of the shares of Class A common stock relating to these matters and not already registered under existing shelf registration statements. American Honda, as a holder of more than 10% of our Class A common stock, may be effectively precluded from selling its converted shares for at least six months under the short-swing profit rules under applicable securities laws and regulations.

With the completion of these transactions, borrowing capacity under our revolving credit facilities is now fully available to us.

By issuing stock in exchange for the 10% notes, XM estimates that it was released from obligations to pay approximately $15 million in interest payments over the next three plus years prior to maturity of the notes. We anticipate we will be recognizing an aggregate non-cash charge of approximately $23 million in connection with the completed transactions, representing interest and de-leveraging expenses. Furthermore, additionally assuming (i) completion of the transaction with the remaining holder of our Series C Preferred Stock, and (ii) the closing of the tender offer for our remaining 10% notes with the participation of those notes tendered as of October 19, 2006, of which there can be no assurance, and an issue price of $11.85 per share for the tender premium (assuming a pricing period of the five trading days ending October 19, 2006), we anticipate that we would then recognize an aggregate non-cash charge of approximately $51 million (inclusive of the $23 million charge referenced above), representing interest and de-leveraging expenses, and our number of shares outstanding would increase to approximately 305 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XM SATELLITE RADIO HOLDINGS INC.

Date: October 27, 2006	By:	/s/ Joseph M. Titlebaum
Joseph M. Titlebaum
General Counsel and Secretary